CONVEX CAPITAL PROXY VOTING

A.	General Proxy Voting Policies

(1)	Proxy voting is an important right of shareholders, and reasonable care and diligence must be undertaken to ensure such rights are properly and timely exercised. When Convex has discretion to vote the proxies of its Funds, it will vote those proxies in the best interest of Fund Investors and in accordance with these policies and procedures.

(2)	Convex may retain a third party proxy agent to assist it in coordinating and voting proxies. If so, the Chief Compliance Officer, will monitor the third party to assure all proxies are properly voted and appropriate records are retained.

B.	Proxy Voting Procedures

(1)	All proxies sent to investors that are received by Convex to vote on behalf of Fund investors will be provided to the Chief Compliance Officer.

(2)	The Chief Compliance Officer will generally adhere to the following procedures (subject to limited exception):

(a)	A written record of each proxy received by Convex will be kept in Convex’s files;

(b)	The Chief Compliance Officer will determine which of Convex’s Fund hold the partnership to which the proxy relates;

(c)	The Chief Compliance Officer will forward the proxy to the Principal with:

(i)	a copy of the proxy;

(ii)	a list of the Advisory Clients to which the proxy is relevant;

(iii)	the amount of votes controlled by each Fund; and

(iv)	the deadline that such proxies need to be completed and returned to the issuer or private investment fund in question.

(d)	Prior to the Principal voting any proxies, the Chief Compliance Officer will determine if there are any conflicts of interest related to the proxy in question. If a conflict is identified, the Chief Compliance Officer will make a determination (which may be in consultation with outside legal counsel) as to whether the conflict is material or not.

(e)	If no material conflict is identified pursuant to these procedures, the Principal will make a decision on how to vote the proxy in question.

(f)	The Chief Compliance Officer will deliver the proxy in accordance with instructions related to such proxy in a timely and appropriate manner.

C.	Handling of Conflicts of Interest

(1)	As stated above, in evaluating how to vote a proxy, the Chief Compliance Officer will determine whether there is a conflict of interest related to the proxy in question. The Chief Compliance Officer may rely on the following information sources in identifying potential conflicts of interest with respect to proxy voting: (i) the obligations of the Chief Investment Officer to bring conflicts of interest of which they are aware to the attention of Convex; and (ii) employee reporting provided pursuant to the Convex’s Code of Ethics.

(2)	If a conflict is identified and deemed “material” by the Chief Compliance Officer, Convex will determine whether voting in accordance with the proxy voting guidelines is in the best interests of affected Investors. A conflict of interest ordinarily will be considered material if it can reasonably be argued that Convex (or a Principal) has an incentive to vote the proxy in a manner designed to benefit: (i) Convex, a Principal or other personnel rather than an affected Investor (even if there is no ostensible detriment to the affected Investor from voting the proxy in that manner); or (ii) one Investor to the potential detriment of another Investor. All materiality determinations will be based on an assessment of the particular facts and circumstances.

(3)	With respect to material conflicts, Convex will determine whether it is appropriate to disclose the conflict to affected Investors and seek their consent to vote the proxies in question, use an independent, third-party proxy service or employ an alternative method of addressing the identified conflict of interest. If the Investor is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the investment management agreement between Convex and the ERISA Advisory Client reserves the right to vote proxies when Convex has determined that a material conflict exists that does affect its best judgment as a fiduciary to the ERISA Advisory Client, Convex will:

(a)	Give the ERISA Fund Investor the opportunity to vote the proxies in question themselves; or

(b)	Follow designated special proxy voting procedures related to voting proxies pursuant to the terms of the investment management agreement with such ERISA Investor (if any).

D.	Voting Guidelines

(1)	Convex will endeavor to vote proxies, or in certain circumstances abstain from voting, in the best interests of Fund Investors. Convex will take into account relevant factors, including, but not limited to: (i) the impact on the value of the partnership; (ii) the anticipated costs and benefits associated with the proposal; (iii) the effect on liquidity; (iv) and customary industry and business practices.

(a)	Routine Matters

(i)	Routine matters are typically proposed by the company’s management and meet the following criteria: (i) they do not measurably change the structure, management, control or operation of the partnership; (ii) they do not measurably change the terms of, or fees or expenses associated with, an investment in the partnership; and (iii) they are consistent with customary industry standards and practices, as well as the laws of the state of incorporation applicable to the partnership.

(ii)	For routine matters, Convex will generally vote in accordance with the recommendation of management, as applicable, unless, in Convex’s opinion, such recommendation is not in the best interests of the Funds.

(b)	Non-Routine Matters. Non-routine matters involve a variety of issues and may be proposed by a company’s management or beneficial owners (i.e., shareholders, members, partners, etc. (collectively, the “Owners”)). These proxies may involve one or more of the following: (i) a measurable change in the structure, management, control or operation of the partnership; (ii) a measurable change in the terms of, or fees or expenses associated with, an investment in the partnership; (iii) a change that is inconsistent with industry standards and/or the laws of the state of incorporation applicable to the partnership. All non-routine matters will be voted on a case-by-case basis pursuant to the relevant factors noted above.

(c)	All Other Matters. All other decisions regarding proxies will be determined on a case-by-case basis taking into account the relevant factors noted above.

(d)	Abstaining from Voting or Affirmatively Not Voting

(i)	Convex will abstain from voting (which generally requires submission of a proxy voting card) or affirmatively decide not to vote if Convex determines that abstaining or not voting is in the best interests of the Fund Investors. Convex will not abstain from voting or affirmatively decide not to vote merely to avoid a conflict of interest.

E.	Disclosure of Procedures

Employees should note that a brief summary of these proxy voting procedures will be included in Convex’s Form ADV Part 2 and will be updated whenever these policies and procedures are updated. The Chief Compliance Officer will be responsible for sending a copy of this summary to Investors.

F.	Record-Keeping Requirements

The Chief Compliance Officer will be responsible for maintaining files relating to Convex’s proxy voting procedures. Records will be maintained and preserved for five years from the end of the fiscal year during which the last entry was made on a record, with records for the first two years kept in the offices of Convex. Records of the following will be included in the files:

(1)	Copies of these proxy voting policies and procedures, and any amendments thereto;

(2)	A copy of each proxy statement Convex receives, provided, however Convex may rely on obtaining a copy of proxy statements from the SEC’s EDGAR system for those proxy statements that are so available;

(3)	A record of each vote that Convex casts;

(4)	A copy of any document that Convex created that was material to making a decision how to vote the proxies, or memorializes that decision (if any); and

(5)	A copy of each written request for information on how Convex voted such Investor’s proxies and a copy of any written response to any request for information on how Convex voted proxies on behalf of Investors.